Exhibit 99.1

U.S. Physical Therapy Announces Acquisition

HOUSTON--(BUSINESS WIRE)--June 1, 2017--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, announced that the Company has just completed the acquisition of a four clinic physical therapy practice. USPH acquired a 70% interest with the practice’s clinical owners retaining 30%. The purchase price was $2.5 million. The business generates $3.0 million in annual revenue. There are approximately 32,000 annual patient visits.

Thus far in 2017 U.S. Physical Therapy has acquired 21 physical therapy clinics and 8 physical therapy management contracts. Additionally the Company acquired a leading provider of workforce performance solutions whose services include onsite injury prevention and rehabilitation, performance optimization and ergonomic assessments.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 562 outpatient physical therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 29 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also provides onsite services for clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer